POST-RESIGNATION AGREEMENT
Jeff Desroches
WHEREAS, Jeff Desroches (“Executive”) has served as Executive Vice President, Chief Operations Officer pursuant to the Employment Agreement between BJ’s Wholesale Club, Inc. (the “Company”) and Executive dated April 8, 2018 (the “Employment Agreement”);
WHEREAS, on or about November 5, 2024, Executive announced his resignation from his position of Executive Vice President, Chief Operations Officer, and Executive and the Company desire to, among other things, establish an orderly transition of services following such resignation;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is acknowledged by each party, and intending to be legally bound hereby, the Company and Executive agree as follows:
1.     Resignation
1.1     Resignation. In accordance with Executive’s announcement of resignation, effective November 5, 2024, at 11:59 p.m., Executive’s employment with the Company as Executive Vice President, Chief Operations Officer pursuant to the Employment Agreement ceased, and such cessation will constitute a voluntary resignation pursuant to the Employment Agreement (the “Resignation”). Accordingly, the parties hereto agree that the Company’s obligations to Executive arising from the Resignation, if any, shall be governed by Section 3.4 of the Employment Agreement.
1.2    Post-resignation duties. From the Resignation until no later than 11:59 p.m. on April 2, 2025 (the “Separation Date”), Executive will remain an active employee with the Company, holding the title of “Executive Advisor,” and will perform such job responsibilities as may be directed by the Chief Executive Officer of the Company or his or her designee from time to time. Executive agrees, however, that the Company may dismiss him from such position at any time it determines, in good faith, that he has engaged in criminal misconduct, engaged in a gross violation of material Company policy, violated the Company’s policies concerning unlawful discrimination and harassment, or materially breached this or any other Agreement with the Company.

1.3    Compensation and benefits. Except as set forth herein, Executive’s benefits or obligations arising from a resignation pursuant to the Employment Agreement will not be affected by Executive’s continuation of employment with the Company as Executive Advisor. As Executive Advisor, Executive will receive base salary at the rate of $200,000.00 per year, less applicable taxes and withholdings. As Executive Advisor, Executive will receive fringe benefits consistent with Company policy applicable to such position.

2.     Equity, Annual Incentive Plan (“AIP”), Executive Retirement Plan (“ERP”), and Retention Payment
2.1     Vesting. Executive’s employment through April 2, 2025 will count toward the vesting of any equity to which he may be entitled under any applicable equity awards or incentive plans. Attached as Exhibit A is a schedule of Executive’s Company equity awards as of the date of this Agreement that are scheduled to vest prior to the Separation Date. Executive’s rights with respect to equity will be governed by the applicable equity award agreements or similar governing documents. Nothing in this Agreement is intended otherwise to modify any term or provision of the equity award agreements or similar governing documents.
2.2    April 2025 Equity Grant. Notwithstanding anything to the contrary in any award, agreement, plan, policy, or practice, Executive understands and agrees that he will not be granted any form of Company equity when the Company makes any such grants to other employees in April (calendar) 2025, nor will he receive any such grant thereafter.
2.3    Annual Incentive Program (“AIP”). Executive understands and agrees that notwithstanding anything to the contrary in any Company agreement, plan, policy, or practice, Executive will not be eligible for an AIP award for Fiscal Year 2026. Executive will be eligible for an AIP award for Fiscal Year 2025, based his bonus on his salary as Executive Advisor and the bonus target percentage that last applied to his position of Executive Vice President, Chief Operations Officer.
2.4    Executive Retirement Plan (“ERP”) and Non-Qualified Deferred Compensation Plan (“NQDCP”). Notwithstanding anything to the contrary in any Company agreement, plan, policy, or practice, Executive understands and agrees that the Company will not make any contributions to his ERP or NQDCP accounts for Fiscal Year 2025 or thereafter.
3.    Effect on Post-Employment Obligations
    3.1    General. Nothing herein shall in any way limit any obligations Executive may have with respect to the Company following the separation of his employment, including but not limited to any restrictive covenants (e.g., non-competition and non-solicitation provisions) in any Company award, agreement, or policy, which Executive acknowledges are fully enforceable. Further, Executive acknowledges and agrees that the restrictions set forth in Section 4 of the Employment Agreement apply equally to the Named Competitors and Market Basket, DeMoulas Super Markets, Inc., and any parent or subsidiary of either.

4.    Release of Claims
    4.1    General Release. Executive, for himself, his heirs, administrators, executors and assigns, releases the Company and its respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”), from any and all claims, actions and causes of action, whether now known or unknown, that he has, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which he signs this Agreement, including, but not limited to, any common law or statutory claims relating to employment or termination from employment such as claims of wrongful termination in violation of public policy or under any other theory, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, or any other tort claim; claims of discrimination or harassment based upon national origin, race, age, sex, disability, sexual orientation or retaliation under the Civil Rights Act of 1964, the Civil Rights Act of 1991 (“Title VII”), the Americans With Disabilities Act (“ADA”), Age Discrimination in Employment Act (“ADEA”) or any local law prohibiting discrimination; claims under the federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state or local law, rule, regulation or ordinance that is applicable to employment with the Company; or claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of the Company. For the avoidance of doubt, this release includes any claims under the following laws: Massachusetts General Laws Chapter 151B and the Massachusetts Payment of Wages Act, Massachusetts General Laws Chapter 149, and Massachusetts Equal Pay Act. Executive understands and agrees that the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which he was undisputedly already entitled.

Notwithstanding the foregoing, this release does not apply to any claims or rights that may arise after the date that Executive signs this Agreement and does not release: (a) any rights to defense and indemnification from the Company or its insurers for actions taken in the course and scope of employment with the Company; (b) any rights under the Company’s expense reimbursement policies; (c) claims, actions, or rights arising under or to enforce the terms of this Agreement; (d) vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date of this Agreement; (e) any claims that the controlling law clearly states may not be released by private agreement; (f) any rights and/or claims under the Consolidated

Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (g) any vested rights under any applicable equity awards, equity award agreements, incentive plans, or similar governing documents; and (h) any rights and/or claims as a shareholder of the Company.  In addition, nothing in this paragraph or in the Agreement prevents Executive from filing a charge or complaint with, or cooperating or participating in an investigation or proceeding conducted by, the NLRB (or from exercising rights under Section 7 of the NLRA) or from filing a charge or complaint with, or cooperating or participating in an investigation or proceeding conducted by, the EEOC or any other federal, state or local agency charged with the enforcement of any laws, including but not limited to the ADA, ADEA, and/or Title VII. By signing this Agreement, however, Executive waives any right to individual relief based on claims asserted in any such a charge or complaint except where such a waiver is prohibited by law.

Executive further acknowledges that, except for the Company’s obligations under this Agreement and subject to the terms and conditions of this Agreement, the Company has fully satisfied all its obligations to him as a matter of law and pursuant to Company policy and he has no additional claims against the Company.

5.    Return of Property

    5.1    All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing, that have come into Executive’s possession or been produced by him in connection with his employment (“Property”) have been and remain the sole property of the Company. Executive will return to the Company all Property within seven (7) days of the Effective Date of this Agreement except as otherwise advised by the Company in writing. Executive represents that he has destroyed any Property that may have been stored by him on any non-Company-owned devices or equipment. In the event that Executive discovers that he continues to retain any Property, Executive agrees to return such property to the Company immediately and ensure that all other copies are destroyed.

6.    Confidentiality

    6.1    Executive agrees to keep the existence and terms of this Agreement, as well as any and all actions taken by the Company in accordance therewith, in the strictest confidence and not reveal such information to any persons. However, Executive may make disclosures to his immediate family, attorney, and financial advisors, provided they also agree to keep the information confidential and that Executive takes all reasonable steps necessary to ensure that they maintain confidentiality. Executive may also make disclosures to the extent required by law or legal process.

7.    Non-Disparagement and Confidential Information

    7.1    Executive agrees not to (1) make or authorize to be made any written or oral statements that may disparage or damage the reputation of any of the Released Parties, or (2) talk about or otherwise communicate to any third party in a malicious, disparaging, or defamatory manner regarding any of the Released Parties or any of their products or services. Executive also agrees to keep in confidence and trust and shall not reveal any of the Company’s Confidential Information. Confidential Information means any information that the Company treats as confidential, including, without implication of limitation, trade secrets, confidential personnel information, confidential revenue, sales or earnings information, confidential business relationships, confidential business plans, and sales and marketing plans. Executive further agrees to remain bound by the terms of any confidentiality agreement he previously entered into with the Company and reaffirms his obligations under such agreement(s), the terms of which are incorporated into this Agreement by reference. Nothing in this Agreement shall limit any obligations Executive owes to the Company or any rights that the Company has under any confidentiality agreement.

8.    Future Cooperation

    8.1    Following the Separation Date, Executive agrees to cooperate reasonably with the Company and all the Released Parties in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company believes he may have knowledge or information. This includes Executive’s agreement to make himself available if requested to provide information to the Company or its counsel; provided that Executive shall not be required to be available to an extent or at times that would unreasonably interfere with professional or personal commitments. The Company agrees to reimburse Executive for the expenses reasonably incurred in complying with this Section, including lost wages. Executive agrees that he must provide documentation reasonably satisfactory to the Company to substantiate such expenses/lost wages.

9.    Consideration Period and Effective Date

    9.1    Pursuant to the Older Workers Benefit Protection Act, Executive acknowledges that he has been given the opportunity, if so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by Executive and returned to the Company within twenty-one (21) days of Executive’s receipt of the Agreement, this Agreement will not be valid. In addition, if Executive breaches any of the conditions of the Agreement within the twenty-one (21) day period, the offer of this Agreement is withdrawn and Executive’s execution of the Agreement will not be valid. In the event that Executive executes and returns this Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of Executive’s execution of this Agreement, he shall retain the right to revoke this Agreement by written notice that is received before the end of such period, and that this Agreement shall not become effective or enforceable until the next day following the expiration of such revocation period (without revocation) (the “Effective Date”). Executive understands that by signing this Agreement the first time, he is entering into a full release of claims, which includes, without limitation, any claim by him related in any way to his employment through the date he signs the Agreement.

10.    Other Terms
    10.1    This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

10.2    In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Executive or the Company.

10.3    Executive and the Company agree that nothing herein shall alter in any way any agreement between him and the Company concerning arbitration of employment related disputes.

10.4    The law of the Commonwealth Massachusetts, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the Commonwealth of Massachusetts to be applied, will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such unenforceable provision or portion of a provision was not included. The parties hereby consent to the jurisdiction of the courts of the Commonwealth of Massachusetts with respect to any action not subject to any arbitration agreement between Executive and the Company. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process or venue. Further, if Executive breaches, or proposes to breach, any portion of Sections 5, 6, 7, or 8 of this Agreement (the “Continuing Obligations”), the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that either party to this Agreement prevails in any action to enforce its rights or the other party’s obligations under this Agreement, then the non-prevailing party (including in any action for preliminary injunctive relief) shall be liable to the prevailing party for reasonable attorney’s fees and costs incurred by the prevailing party in enforcing its rights or the obligations of the non-prevailing party.

10.5    This Agreement may be modified only by a written agreement signed by Executive and an authorized representative of the Company.

10.6    By signing this Agreement, Executive acknowledges that he is doing so voluntarily. Executive is hereby encouraged to have an attorney of his choosing review this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
BJ’S WHOLESALE CLUB, INC.

/s/ Mark Griffin______________________
Mark Griffin
EVP, Chief Human Resources Officer

_/s/ Jeff Desroches__________________
Jeff Desroches

EXHIBIT A